UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement
[  ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[X] Definitive Additional Materials
[  ]  Soliciting Material Pursuant to §240.14a-12

ECHO THERAPEUTICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:
Joanne R. Soslow, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5262	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Echo Therapeutics, Inc., a Delaware corporation (“Echo” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its stockholders in connection with its 2014 Annual Meeting of Stockholders and at any and all adjournments, postponements or reschedulings thereof (the “2014 Annual Meeting”). In connection with its 2014 Annual Meeting, Echo has filed a revised definitive proxy statement and a revised WHITE proxy card with the SEC on May 9, 2014.

Letter to Stockholders Dated May 16, 2014

Attached hereto is a letter dated May 16, 2014 that Echo is mailing to stockholders in which Echo commented on, among other things, the backgrounds and experience of the nominee that Platinum Management (NY) LLC and the other members of its dissident stockholder group (collectively, the “Platinum Group”) have proposed for election to the Echo Board of Directors (the “Echo Board”) at the 2014 Annual Meeting and detailing why the Echo Board believes that such nominee should not be elected to the Echo Board. As previously announced, the Platinum Group is pursuing a proxy contest to elect one nominee to the Echo Board at the 2014 Annual Meeting to be held on Thursday, June 19, 2014, at 10:00 a.m., local time, at the offices of Echo located at 10 Forge Parkway, Franklin, Massachusetts 02038. The record date for determining those stockholders eligible to receive notice of, and to vote at, the 2014 Annual Meeting is May 13, 2014.

Stockholders are advised that they will soon be receiving revised proxy materials from Echo. In order for stockholders to vote on the WHITE proxy card in support of the candidates nominated by the Echo Board, stockholders will be required to complete the revised form of WHITE proxy card that will be mailed to them or vote electronically as provided on the revised form of WHITE proxy card.

Stockholders are advised that they may receive proxy solicitation materials from the Platinum Group or other persons or entities affiliated with the Platinum Group, including an opposition proxy statement and gold proxy card. Stockholders are strongly urged NOT to sign or return the gold proxy card or voting instruction form that the Platinum Group may send to them, even as a protest vote against the Platinum Group or the Platinum Group’s nominee. If any stockholder signs a gold proxy card sent to them by the Platinum Group, however, such stockholder retains the right to change his or her vote. Only the latest dated proxy card voted will be counted.

Additional Information and Where To Find It

In connection with its 2014 Annual Meeting of Stockholders (including any adjournments, postponements or reschedulings thereof, the “2014 Annual Meeting”), Echo has filed a revised definitive proxy statement and a revised WHITE proxy card with the SEC on May 9, 2014. STOCKHOLDERS ARE URGED TO READ THE REVISED 2014 PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ECHO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of Echo’s revised 2014 Proxy Statement and any other documents filed by Echo with the SEC in connection with the 2014 Annual Meeting, when available, at the SEC’s website (www.sec.gov), at Echo’s website (www.echotx.com) or by directing a request to Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103, Attention: Investor Relations. In addition, copies of the proxy materials, when available, may be requested from Echo’s proxy solicitor, Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753 or toll-free at 1-888-742-1305.

Certain Participant Information

Echo, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Echo’s stockholders in connection with the 2014 Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in Echo’s revised 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting.  Such information can also be found in Echo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014.

PLEASE VOTE THE WHITE PROXY CARD!

May 16, 2014

Dear Fellow Stockholder:

We have previously mailed you management’s proxy materials for the upcoming 2014 Annual Meeting of Stockholders of Echo Therapeutics, Inc. to be held on Thursday, June 19, 2014. Since this is an important meeting, we encourage you to read these materials carefully.

Echo strongly urges you to vote only the WHITE proxy card and discard any gold proxy card you may receive from Platinum Management (NY) LLC and the other members of its investor group.  As you may be aware, the Platinum Group has launched a proxy contest seeking to elect Shepard M. Goldberg to your Board of Directors at the 2014 Annual Meeting in opposition to our highly qualified and very experienced director, Robert F. Doman. The Platinum Group’s proxy contest comes on the heels of it being rebuffed in its attempt to have Mr. Goldberg appointed to the Board earlier this year.

The Platinum Group’s nominee, Shepard M. Goldberg, is a first cousin and long-time business associate of Michael M. Goldberg, M.D., a current member of the Board. Dr. Goldberg, who has had a long association with the Platinum Group, was appointed to the Board on February 27, 2014 as a designee of Platinum Partners, a Platinum affiliate and a member of the Platinum Group, which has a right to designate a director pursuant to a stock purchase agreement. Platinum Partners named Michael Goldberg as its designee after your Board informed Platinum Partners that, after interviewing Shepard Goldberg and reviewing his background and the information he submitted to Echo, your Board’s Nominating and Governance Committee determined that Shepard Goldberg did not meet the Board’s criteria for Board membership.

Given the open-minded and good faith manner in which your Board has approached its discussions with the Platinum Group in the past, we are surprised that the Platinum Group believes that launching a costly and distracting proxy contest seeking the election to your Board of Shepard Goldberg advances our ability to continue those discussions. Not only is the Platinum Group seeking additional representation on your Board only a few months after we amicably resolved the litigation between us and agreed to have Michael Goldberg join your Board as Platinum’s designee, but the Platinum Group has proposed a candidate that it knew your Board would find to be unacceptable based on our past communications with the Platinum Group regarding Shepard Goldberg’s candidacy.

PROTECT YOUR INVESTMENT BY
VOTING THE WHITE PROXY CARD

Your Board of Directors strongly urges you to protect your investment and vote to elect your Board’s nominees by voting the enclosed WHITE proxy card by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. This may be the most important vote you have ever made regarding Echo and its future.

You may receive a proxy statement and a GOLD proxy card from the Platinum Group. We urge you to disregard and discard any GOLD proxy card or voting instruction card and to sign and return only the enclosed WHITE proxy card.  Even a WITHHOLD vote with respect to the Platinum Group’s nominee on its GOLD proxy card will cancel any proxy previously given to Echo.  If you previously signed a GOLD proxy card sent to you by the Platinum Group, you can revoke that proxy card and vote for your Board’s nominees by voting a new WHITE proxy card.  Only your latest-dated proxy will count.

PLEASE VOTE THE WHITE PROXY CARD TODAY!

ECHO IS AT A PIVOTAL MOMENT IN ITS HISTORY

In August 2013, less than a year ago, your Board appointed Robert F. Doman to serve as Interim Chief Executive Officer of Echo replacing Dr. Patrick Mooney who has since left Echo. Mr. Doman brings to Echo over 30 years of executive level, international and domestic management, business development, commercialization, sales and marketing, product development and strategic planning experience with specific concentrations in medical devices and pharmaceuticals, experiences that are very helpful to Echo as it moves beyond product development and into product commercialization. Prior to Echo, Mr. Doman served as President and Chief Executive Officer of publicly-traded DUSA Pharmaceuticals, Inc., which was successfully sold to Sun Pharmaceuticals in a $230 million transaction in 2012.  Mr. Doman has also served in executive positions at Leach Technology Group, the medical electronic device, design, product development and contract manufacturing services division of Leach Holding Corporation, which was sold to Esterline Technologies in 2004, and President of Device Product Development at West Pharmaceutical Services from 1999 to 2000.  Prior to that, Mr. Doman held marketing, business development and general management positions at the Convatec division of Bristol-Myers Squibb and Critikon, Inc., a Johnson & Johnson company.  Mr. Doman also serves on the Board of Directors of Celsus Therapeutics PLC, a publicly-traded development stage life sciences company.

Mr. Doman has been a force for significant and substantial change at Echo and more changes are coming as we continue to evolve Echo from a development stage company to a revenue-producing business. Soon after agreeing to serve as Echo’s Executive Chairman and Interim CEO, Mr. Doman took a number of critical steps to stabilize Echo, position Echo for the next stage of its growth and chart a course to create value for ALL stockholders. Since Mr. Doman stepped in as Executive Chairman and Interim CEO in August 2013, his accomplishments have included the following:

➢
After assessing Echo’s needs following the transition of its former CEO in August 2013, Echo implemented a number of substantial cost reduction measures to better align ongoing expenses with our short-term corporate objectives. As a result of these initiatives, Echo’s average cash usage for the fourth quarter of 2013 decreased by approximately 39%. And, first quarter of 2014 cash usage decreased by more than 50% from the quarterly cash usage in the first quarter of 2013.

➢	Echo completed and met the pre-determined primary endpoints for its multi-center clinical trial of the Symphony® CGM System in post-surgical patients in hospital critical care units.

➢
During its recent clinical study, Echo identified several system enhancements that are essential to its second generation product. Echo is now focused on the development and implementation of those enhancements.

➢
Echo entered into a license, development and commercialization agreement with Medical Technologies Innovation Asia (MTIA). As part of the agreement, MTIA will fund product development, clinical trials, regulatory approval and marketing of Symphony in the People’s Republic of China, including Hong Kong, Macau and Taiwan. Echo and MTIA will share future net sales of Symphony generated within these countries.

➢	In December 2013, Echo raised $5 million in additional equity financing.

➢
Echo hired Thomas Bishop as Vice President of Product Development to strengthen and lead its development team and implement significant improvements in and create a more robust design and development process.

➢
Echo initiated important changes in its product development efforts that include outsourcing software development and switching to a contract manufacturer that better meets its needs, which Echo believes will be beneficial in terms of productivity.

PLEASE VOTE THE WHITE PROXY CARD!

As a result of the efforts spearheaded by Mr. Doman, we have made significant and substantial progress and are starting to realize the benefits of many of the actions we have implemented to refocus Echo and enhance its prospects. Echo is today a more efficient, better organized, and more focused enterprise than it was a year ago.  We believe that with these significant changes and a dedicated management team, Echo is now better positioned to realize the potential of its technology for the benefit of our stockholders, clinical practitioners and patients.

Going forward, we intend to leverage our existing capital to secure a corporate partnership as Symphony moves toward commercial approval.  We are also focused on engaging a highly qualified permanent CEO to continue to lead our accelerated pace of product finalization and clinical validation necessary for regulatory clearance of Symphony in Europe, China and the U.S.  Working with a very experienced executive search firm, we have identified a number of highly qualified candidates, who are excited about the potential of our technology, to serve as Echo’s next CEO.

The concrete actions taken by your Board and management team over the past nine months have enhanced Echo’s future prospects and better positioned it to evolve from a development stage company to a revenue producing company. We believe that our refocused business strategy together with our streamlined operations and improved cost structure will yield significant future benefits to all Echo stockholders.

YOUR BOARD BELIEVES THERE IS A VERY REAL AND STARK DIFFERENCE
BETWEEN OUR HIGHLY QUALIFIED AND VERY EXPERIENCED NOMINEE, ROBERT F. DOMAN, AND THE PLATINUM GROUP’S NOMINEE, SHEPARD M. GOLDBERG

Consider the following about our highly qualified and very experienced nominee, Robert F. Doman, who first became a member of the Board in March 2013 and, since August 2013, has been serving as Echo’s Executive Chairman and Interim Chief Executive Officer:

•
Mr. Doman brings to Echo’s five-member Board over 30 years of executive level, international and domestic management, business development, commercialization, product development and strategic planning experience.

•	Mr. Doman has extensive experience in the medical device and pharmaceutical industries.

•
Mr. Doman has a track record of generating value for stockholders. Most recently, Mr. Doman served as President and Chief Executive Officer of publicly-traded DUSA Pharmaceuticals, Inc., which was successfully sold to Sun Pharmaceuticals in a $230 million transaction in 2012. During Mr. Doman’s tenure as CEO of DUSA, DUSA’s stock price increased from $3.42 to $8.00 on the last trading day before DUSA’s sale, December 20, 2012, equating to an increase for stockholders of over 130%.

•
Mr. Doman’s previous employers include DUSA Pharmaceuticals, Inc., Leach Technology Group, West Pharmaceutical Services, the Convatec division of Bristol-Myers Squibb and Critikon, Inc., a Johnson & Johnson company.

In stark contrast, consider the following about the Platinum Group’s nominee, Shepard Goldberg, who has spent the majority of his career with a small, privately-held heating / swimming pool products company:

•	Your Board believes that Shepard Goldberg brings to the Board no relevant medical device experience.

•	Shepard Goldberg’s executive-level public company experience is limited to companies where he worked for his first-cousin, Michael Goldberg, or in which Michael Goldberg or Platinum was an investor.

•	Shepard Goldberg is the first-cousin and longtime business associate of Platinum’s current designee to the Board, Michael Goldberg, M.D.

PLEASE VOTE THE WHITE PROXY CARD!

•	We strongly believe that Shepard Goldberg would not have been named as a nominee if he was not the first-cousin and longtime business associate of Michael Goldberg.

•
Michael Goldberg was named as Platinum’s designee after the Board informed Platinum that, after interviewing Shepard Goldberg and reviewing his background and the information he submitted to Echo, the Board’s Nominating and Governance Committee determined that Shepard Goldberg did not meet the Board’s criteria for Board membership.

•	Shepard Goldberg’s board experience is limited to companies where either Michael Goldberg or Platinum was an investor.

➢
One of the public companies where Shepard Goldberg served as a director and Chairman of the Board, Forticell Bioscience, Inc., ended up filing a voluntary petition for relief pursuant to Chapter 11 of the U.S. Bankruptcy Code.

•
Stockholders may also find it relevant that two of the other companies, Cordex Pharma, Inc. and Emisphere Technologies, Inc., where Shepard Goldberg served as a director, are today unlisted public companies where the stock is traded over-the-counter and the stock prices for these companies are less than a dollar.

•
Shepard Goldberg has previously refused to provide the Board with the information requested in a supplemental nominee questionnaire, including information about potential conflicts of interest and how Shepard Goldberg would address those if he was to join the Board.

Your Board urges you NOT to sign or return any proxy card or voting instruction form that the Platinum Group may send to you, even as a protest vote against the Platinum Group or its nominee. If you sign a proxy card sent to you by the Platinum Group, however, you will retain the right to change your vote. Only the latest dated proxy card voted will be counted.

WE BELIEVE THAT THE INTERESTS OF THE PLATINUM GROUP
ARE NOT ALLIGNED WITH THE INTERESTS OF ALL OUR STOCKHOLDERS

Contrary to the assertions that you will hear from the Platinum Group, we do not believe that the interests of the Platinum Group are aligned with the interests of ALL stockholders. In fact, we believe that the Platinum Group, through its proxy contest, is seeking rights or benefits that are substantially different from those of other Echo stockholders.

We believe that the Platinum Group is seeking to have its second representative placed on your Board so it can have significant influence on the future activities of Echo, including its future debt and equity financing activities.  We believe that Platinum wants to prevent Echo from conducting any future debt or equity financings, even if such financings are in the best interests of all stockholders, since it is concerned that its 19.9% interest in Echo would be diluted if it did not choose to participate in such financings.

YOUR VOTE IS IMPORTANT!
SUPPORT YOUR BOARD’S NOMINEES
BY VOTING THE WHITE PROXY CARD

To vote your shares, please vote by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Laurel Hill Advisory Group, LLC at (888) 742-1305 (Toll Free).

PLEASE VOTE THE WHITE PROXY CARD!

We appreciate your continued support as we work to protect your investment and create value for all Echo stockholders. We look forward to communicating further with you in the coming weeks.

Sincerely,

The Members of the Special Committee of the Echo Board of Directors

/s/ Robert F. Doman Robert F. Doman Director	/s/ Vincent D. Enright Vincent D. Enright Director	/s/ William F. Grieco William F. Grieco Director	/s/ James F. Smith James F. Smith, Director

PLEASE VOTE THE WHITE PROXY CARD!

For more information, please contact, the firm that is
assisting us with the 2014 Annual Meeting and the proxy contest:

2 Robbins Lane, Suite 201
Jericho, New York 11753
TOLL-FREE (888) 742-1305

IMPORTANT!
PLEASE VOTE THE WHITE PROXY CARD!

WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD
SENT TO YOU BY THE PLATINUM GROUP

Cautionary Statement Concerning Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations, plans or prospects for Echo that are based upon the current expectations and beliefs of Echo’s management. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements including statements regarding our revised proxy materials and the anticipated proxy contest by Platinum Management (NY) LLC and the other participants in its solicitation. These forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of Platinum Management (NY) LLC and other activist stockholders, including the amount of related costs and the disruption caused to business and financing activities by these actions.  Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Echo's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this Press Release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Echo does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise. Echo, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Important Additional Information

In connection with Echo’s 2014 Annual Meeting of Stockholders (including any adjournments, postponements or reschedulings thereof, the “2014 Annual Meeting”), Echo has filed revised definitive proxy materials with the SEC, including a revised proxy statement and a revised WHITE proxy card, in connection with Echo’s solicitation of proxies. STOCKHOLDERS ARE URGED TO READ THE REVISED 2014 PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ECHO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

PLEASE VOTE THE WHITE PROXY CARD!

Stockholders will be able to obtain, free of charge, copies of Echo’s 2014 Proxy Statement and any other documents filed by Echo with the SEC in connection with the 2014 Annual Meeting, when available, at the SEC’s website (www.sec.gov), at Echo’s website (www.echotx.com) or by directing a request to Echo Therapeutics, Inc., 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103, Attention: Investor Relations. In addition, copies of the proxy materials, when available, may be requested from Echo’s proxy solicitor, Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753 or toll-free at 1-888-742-1305.

Certain Participant Information

Echo, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from Echo’s stockholders in connection with the 2014 Annual Meeting. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in Echo’s 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting. Such information can also be found in Echo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014.